Exhibit 99.1

InsWeb Reports Fourth Quarter and Fiscal 2006 Financial Results

SACRAMENTO, Calif., January 25, 2007 — InsWeb Corp. (NasdaqCM: INSW) today announced results for the fourth quarter and year ended December 31, 2006.  Revenues for the fourth quarter were $5.8 million, compared to $5.8 million in the fourth quarter of 2005 and $7.5 million in the third quarter of 2006. InsWeb’s net loss for the fourth quarter was $0.3 million, or $0.08 per share.  This compares to a net loss in the fourth quarter of 2005 of $2.1 million, or $0.51 per share, and to a net loss of $1.6 million, or $0.39 per share in the third quarter of 2006.

For fiscal year 2006, InsWeb reported total revenues of $28.5 million and a net loss of $3.4 million, or $0.82 per share. These results of operations include a gain of $2.0 million from the sale of InsWeb Insurance Services’ property and casualty agency book of business in April of 2006.The fiscal year 2006 financial results compare to revenues of $25.0 million and a net loss of $5.9 million, or $1.40 per share, for fiscal year 2005.

“As we previously reported, InsWeb significantly narrowed its net loss during the fourth quarter, driven primarily by a reduction in non-marketing operating expenses in combination with our focused efforts to improve margins through our consumer marketing programs,” said Hussein Enan, chairman and CEO of InsWeb.  “In addition, revenue per consumer within our auto offering increased by 14% during the quarter, reflecting continued enhancements within our AgentInsider offering and further expansion of our Sponsored Web Links program.  We are optimistic heading into what is typically our seasonally strongest quarter of the year.  With our improving business fundamentals, we are striving to bring the Company to operating profitability within 2007 and believe we have sufficient cash levels to achieve that goal.”

Financial Highlights and Metrics:

Revenues:	Dec 31, 2006	Sept 30, 2006	Dec 31, 2005

Transaction fee revenues:
Auto insurance	$4,187,000	$5,549,000	$4,461,000
Term life insurance	1,210,000	1,310,000	1,129,000
Other insurance offerings	349,000	562,000	133,000
	5,746,000	7,421,000	5,723,000
Development and maintenance fees	78,000	84,000	96,000
Total revenues	$5,824,000	$7,505,000	$5,819,000

Direct Marketing (Consumer Acquisition):	Dec 31, 2006	Sept 30, 2006	Dec 31, 2005

Direct marketing costs	$3,275,000	$5,198,000	$4,181,000
Direct marketing as a percent of revenues	56%	69%	72%
Number of consumers	1,021,000	1,514,000	1,272,000
Marketing cost per consumer	$3.21	$3.43	$3.29
Total revenue per consumer	$5.70	$4.96	$4.57

Definitions:

“Direct marketing costs”	Represents expenses incurred by InsWeb to drive consumer traffic to InsWeb’s online insurance marketplace;

“Number of consumers”	Represents a consumer who has started an InsWeb application;

“Per consumer information”	Represents transaction revenue earned or marketing costs incurred per consumer who has started an application.

Auto Marketplace:	Dec 31, 2006	Sept 30, 2006	Dec 31, 2005

Auto insurance revenues	$4,187,000	$5,549,000	$4,461,000
Number of consumers	903,000	1,359,000	1,179,000
Revenue per consumer	$4.64	$4.08	$3.78

A significant share of InsWeb’s auto marketplace revenues is derived from its two initiatives to sell consumer leads to local insurance agents, InsWeb’s internal program (AgentInsider) and a third party agent network (NetQuote, Inc.).  NetQuote represented 21% of auto transaction fees for the fourth quarter of 2006.  The success of AgentInsider will be dependent on the rate of registration and the degree of participation by local personal lines insurance agents throughout the country.  At December 31, 2006, AgentInsider’s reach (percentage of auto consumers who receive a quote from an AgentInsider agent) extended to 74% of the consumers who shop the InsWeb auto insurance marketplace, up from 53% at September 30, 2006.

Term Life Marketplace:	Dec 31, 2006	Sept 30, 2006	Dec 31, 2005

Term life insurance revenues	$1,210,000	$1,310,000	$1,129,000
Number of consumers	62,000	70,000	67,000
Number of closed policies	1,176	1,381	1,282

Other Highlights:

•                  Cash and short-term investments at December 31, 2006 were $6.8 million;

•                  Accounts receivable at quarter end were $2.8 million, representing 45 days sales outstanding;

•                  Total staff was 95 as of December 31, 2006 and September 30, 2006.

About InsWeb

InsWeb (NasdaqCM: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; marketing and consumer acquisition; the results of strategic initiatives, including AgentInsider and the term life agency; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[Amounts in thousands, except net loss per share]

[unaudited]

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Transactions	$5,746	$5,723	$28,161	$24,650
Development and maintenance fees	78	96	340	365
Total revenues	5,824	5,819	28,501	25,015

Operating expenses:
Technology (2)	721	1,233	4,459	5,354
Sales and marketing (2)	4,861	5,923	26,088	21,977
General and administrative (2)	719	846	3,799	4,023
Total operating expenses	6,301	8,002	34,346	31,354
Loss from operations	(477)	(2,183)	(5,845)	(6,339)
Interest income	139	109	425	398
Other income (expense), net	2	—	2,050	—
Net loss	$(336)	$(2,074)	$(3,370)	$(5,941)

Net loss per share — basic and diluted:
Net loss	$(0.08)	$(0.51)	$(0.82)	$(1.40)

Weighted average shares used in computing net loss per share — basic and diluted (1)	4,099	4,066	4,092	4,234

(1)             Shares used in the computation of net loss per share of common stock are based on the weighted average number of shares outstanding in each period.

(2)             Amounts reported include stock-based compensation expense as follows:

Technology	$11	$32
Sales and marketing	30	126
General and administrative	144	273
Total operating expenses	$185	$431

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

[unaudited]

	December 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$6,750	$9,073
Short-term investments	—	1,233
Total cash and short-term investments	6,750	10,306
Accounts receivable, net	2,804	2,297
Prepaid expenses and other current assets	398	545
Total current assets	9,952	13,148

Property and equipment	389	524
Other assets	115	346
Total assets	$10,456	$14,018

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,248	$2,655
Accrued expenses	2,672	3,094
Deferred revenue	245	128
Total current liabilities	5,165	5,877

Commitments and contingencies
Shareholders’ equity:
Common stock	7	7
Paid-in capital	203,578	203,059
Treasury stock	(6,334)	(6,334)
Accumulated other comprehensive loss	—	(1)
Accumulated deficit	(191,960)	(188,590)
Total shareholders’ equity	5,291	8,141
Total liabilities and shareholders’ equity	$10,456	$14,018